AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This Amendment No. 2 to Employment Agreement (“Amendment”) is made as of the 18th day of July, 2008, by and between RUBY TUESDAY, INC., a Georgia corporation (the “Company”) and SAMUEL E. BEALL, III, a resident of the State of Tennessee (“Executive”).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated of as June 19, 1999, as amended by Amendment No. 1 to Employment Agreement dated January 9, 2003 (collectively, the “Agreement”); and

WHEREAS, Executive and the Company desire to amend the Agreement as hereinafter set forth; and

WHEREAS, capitalized terms not otherwise defined herein shall have the same meanings attributed to such terms in the Agreement.

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree that the Agreement shall be amended, effective as of July 18, 2008, as follows:

1.     Section 3.2 of the Agreement is deleted in its entirety and the following is substituted therefor:

“3.2	Incentive Compensation.

(a)       The Executive shall be entitled to an annual bonus opportunity pursuant to the terms of the Ruby Tuesday, Inc. 2006 Executive Incentive Compensation Plan, based upon performance criteria approved by the Board of Directors of the Company, or appropriate committee thereof, with a target bonus equal to one hundred percent (100%) of Base Salary and a maximum bonus equal to one hundred and seventy-five percent (175%) of Base Salary. Any annual bonuses earned shall be paid as soon as practicable following the close of the applicable fiscal year but in no event later than the later of the 15th day of the third month following such fiscal year or the 15th day of the third month following the end of the calendar year containing the last day of such fiscal year; provided, further, however, that payment of all or any portion of an annual bonus payment may be deferred by the Executive pursuant to any deferred compensation plan in effect to the extent such deferral is effected in compliance with Section 409A of the Internal Revenue Code.

(b)       The Executive shall also be entitled to participate in such long-term incentive compensation programs as may be developed from time to time for the senior management of the Company, including grants of any awards under the Company’s equity incentive plans. Such compensation shall be awarded to Executive according to the same criteria pursuant to which such compensation is then being awarded to other senior executives of the Company. The target values of annual equity incentive award(s), determined as of the grant date, to be awarded to the Executive during the Term are set forth on Appendix 3.2(b) attached hereto. The type and number of any annual award(s) shall be determined by the Compensation and Stock Option Committee of the Board of Directors of the Company; provided, however, that the equity incentive award(s) may be comprised of one or more of the following types of awards: options, restricted stock and/or stock appreciation rights.”

2.	By adding a new Section 3.10 to the Agreement, as follows:

“3.10   Reimbursement of Expenses. The Company agrees to reimburse the Executive for all reasonable and necessary business (including travel) expenses incurred by him in the performance of his duties hereunder; provided, however, that the Executive shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Company and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service. All expenses eligible for reimbursement under this Agreement must be incurred by the Executive during the Term of this Agreement to be eligible for reimbursement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred, nor shall the amount of reimbursable expenses incurred in one taxable year affect the expenses eligible for reimbursement in any other taxable year.”

3.         Section 3.7 of the Agreement is deleted in its entirety and the following is substituted therefor:

“3.7     Executive Supplemental Pension Plan Benefit. Notwithstanding any existing or future provision of the Ruby Tuesday, Inc. Executive Supplemental Pension Plan to the contrary, if the Executive timely elects a lump sum form of payment under the Ruby Tuesday, Inc. Executive Supplemental Pension Plan, the lump sum amount shall be the amount as determined in accordance with Appendix 3.7.”

4.         Sections 4.1 through 4.8 of the Agreement are deleted in their entirety and the following is substituted therefor:

“4.1     Death. In the event of the Executive’s death, this Agreement shall terminate and the Company shall have no further obligations hereunder except as follows: (a) payment of any obligations earned and accrued but unpaid as of the date of death; (b) payment of that portion of Base Salary payable through the end of the calendar month in which the death occurs; (c) payment of earned but unused vacation through the end of the calendar month in which the death occurs; and (d) payment of a pro rata portion of the annual bonus, if any, payable for the fiscal year in which the death occurs with such pro rata portion paid when and as such annual bonus would normally be paid. Payments due under clauses (a), (b) and/or (c) above shall be made in a lump sum in cash as soon as Administratively Practicable following the date of death. Payment of obligations under any other employee benefit plans shall be determined in accordance with the provisions of those plans.

4.2       Disability. In the event the Company determines that the Executive is subject to a Disability, this Agreement and the Executive’s employment may be terminated by the Company; provided, however, that no such Termination may be effected prior to the expiration of six (6) months following the date that the Disability determination is made. In the event of such a Termination, the Company shall have no further obligations hereunder except as follows: (a) payment of any obligations earned and accrued but unpaid as of the date of termination due to Disability; (b) payment of that portion of Base Salary payable through the end of the calendar month in which the Disability determination is made; (c) payment of an amount equal to thirty (30) days of sick pay; (d) payment of earned but unused vacation through the end of the calendar month in which the Disability determination is made; and (e) payment of a pro rata portion of the annual bonus, if any, payable for the fiscal year in which the Disability determination is made with such pro rata portion paid when and as such annual bonus would normally be paid. Payments due under clauses (a), (b), (c) and/or (d) above shall be made in a lump sum in cash as soon as Administratively Practicable following the date of Termination due to Disability. Payment of obligations under any other employee benefit plans shall be determined in accordance with the provisions of those plans.

4.3       Normal Retirement. In the event of the Executive's Normal Retirement, this Agreement shall terminate and the Company shall have no further obligations hereunder except as follows: (a) payment of any obligations earned and accrued but unpaid as of the date of Normal Retirement; (b) payment of that portion of Base Salary payable through the end of the calendar month in which the Normal Retirement occurs; (c) payment of earned but unused vacation through the end of the calendar month in which the Normal Retirement occurs; and (d) payment of a percentage of the Base Salary amount in effect when the Termination occurs, which percentage is determined in accordance with the following table:

Fiscal Quarter in Which the

Termination Occurs	Applicable Percentage

First	25%
Second	50%
Third	75%
Fourth	100%

Payments due under clauses (a), (b), (c) and/or (d) above shall be made in a lump sum in cash as soon as Administratively Practicable following the date of Normal Retirement. Payment of obligations under any other employee benefit plans shall be determined in accordance with the provisions of those plans.

4.4       Early Retirement. In the event of the Executive's Early Retirement, this Agreement shall terminate and the Company shall have no further obligations hereunder except as follows: (a) payment of any obligations earned and accrued but unpaid as of the date of Early Retirement except that no payment shall be made for any annual bonus that may have been earned but remained unpaid as of the date of Early Retirement; (b) payment of earned but unused vacation through the end of the calendar month in which the Early Retirement occurs; and (c) payment of that portion of Base Salary payable through the end of the calendar month in which the Early Retirement occurs. Payments due under clauses (a), (b) and/or (c) above shall be made in a lump sum in cash as soon as

Administratively Practicable following the date of Early Retirement. Payment of obligations under any other employee benefit plans shall be determined in accordance with the provisions of those plans.

4.5       Voluntary Resignation Prior to Early Retirement. In the event the Executive effects a Termination by voluntarily resigning prior to his eligibility for Early Retirement, this Agreement shall terminate and the Company shall have no further obligations hereunder except as follows: (a) payment of any obligations earned and accrued but unpaid as of the date of Termination except that no payment shall be made for any annual bonus that may have been earned but remained unpaid as of the date of the Termination; (b) payment of earned but unused vacation through the end of the calendar month in which the Termination occurs; and (c) payment of that portion of Base Salary payable through the end of the calendar month in which the Termination occurs. Payments due under clauses (a), (b) or (c) above shall be made in a lump sum in cash as soon as Administratively Practicable following the date of Termination. Payment of obligations under any other employee benefit plans shall be determined in accordance with the provisions of those plans.

4.6       Involuntary Termination for Cause. In the event the Company effects a Termination of the Executive for Cause, this Agreement shall terminate and the Company shall have no further obligations hereunder except as follows: (a) payment of any obligations earned and accrued but unpaid as of the date of Termination except that no payment shall be made for any annual bonus that may have been earned but remained unpaid as of the date of the Termination; (b) payment of earned but unused vacation through the end of the calendar month in which the Termination occurs; and (c) payment of that portion of Base Salary payable through the end of the calendar month in which the Termination occurs. Payments due under clauses (a), (b) and/or (c) above shall be made in a lump sum in cash as soon as Administratively Practicable following the date of Termination. Payment of obligations under any other employee benefit plans shall be determined in accordance with the provisions of those plans.

4.7       Qualified Termination. In the event of (a) a Qualified Termination; (b) an involuntary Termination of the Executive other than for Cause; or (c) an election by the Executive to effect a voluntary Termination within sixty (60) days after a failure of the Board of Directors of the Company to elect, or the action of the Board of Directors to remove, in either case in the absence of Cause, the Executive as Chairman of the Board, this Agreement shall terminate and the Company shall have no further obligations hereunder except as follows: (i) payment of any obligations earned and accrued but unpaid as of the date of the Qualified Termination or other Termination, as applicable; (ii) payment of a lump sum amount equal to the product of four (4), multiplied by the Base Salary amount in effect when the Qualified Termination occurs; (iii) payment of a percentage of the Base Salary amount in effect when the Qualified Termination occurs, which percentage is determined in accordance with the following table:

Fiscal Quarter in Which the

Qualified Termination Occurs	Applicable Percentage

First	25%
Second	50%
Third	75%
Fourth	100%

(iv) the payment of earned but unused vacation through the end of the calendar month in which such Qualified Termination (or other Termination) occurs; and (v) the provision of health, life and disability coverages to the Executive and eligible dependents for a period of thirty-six (36) months at active employee rates (or reimbursement for replacement coverage(s) in an amount not to exceed the cost of the corresponding Company coverage to the extent continued Company coverage can not be provided pursuant to any underlying insurance policy then in effect or where such continued coverage would have adverse tax effects to the Executive or other plan participants). Payments due under clauses (i), (ii), (iii) and/or (iv) shall be made in a lump sum in cash as soon as Administratively Practicable following the date of the Qualified Termination (or other Termination). Payment of obligations under any other employee benefit plans shall be determined in accordance with the provisions of those plans; provided, however, that the Executive’s accrued benefit under the Ruby Tuesday, Inc. Executive Supplemental Pension Plan shall be determined by increasing the Executive’s actual years of ‘Continuous Service’ (as defined therein) by an additional three (3) full years.

Notwithstanding any other provision of this Agreement to the contrary, if the aggregate amount provided for in this Agreement and any other payments and benefits which the Executive has the right to receive from the Company and its Affiliates (determined without regard to the provisions of this paragraph) would subject the Executive to an excise tax under Section 4999 of the Internal Revenue Code (or any successor federal tax law), or any interest or penalties are incurred or paid by the Executive with respect to such excise tax (any such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to an additional payment from the Company as is necessary (after taking into account all federal, state and local taxes (regardless of type, whether income, excise or otherwise) imposed upon the Executive as a result of the receipt of the payment contemplated by this Agreement) to place the Executive in the same after-tax position the Executive would have been in had no Excise Tax been imposed or incurred or paid by the Executive. The accounting firm of Lattimore, Black, Morgan and Cain (or its successor) or any other certified public accounting firm agreed to by the Company and the Executive shall determine the extent, if any, of the Company’s obligations pursuant to this paragraph after receipt of notice from either the Company or the Executive that a payment has been made that may subject the Executive to the Excise Tax. The accounting firm shall make its determination within thirty (30) days after the receipt of any such notice. The Company shall pay to the Executive in cash in a lump sum any amount that the accounting firm determines would be due pursuant to this paragraph by March 15th of the calendar year following the calendar year in which the Qualified Termination or other Termination occurs.

4.8       Section 409A. Notwithstanding the foregoing provisions of this Section 4, if Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code and the regulations thereunder, to the extent that all or a portion of the payments under Sections 4.3 through 4.7 exceeds the amount that can be paid under the foregoing schedule as separation pay that does not constitute a deferral of compensation under Section 409A and the regulations thereunder, or that otherwise can be paid under the foregoing schedule without resulting in a failure under Section 409A(a)(1) pursuant to Treasury Regulations Section 1.409A-1(b)(9)(iii), payment shall be delayed until the later of six (6) months after termination of employment or the date the payment would otherwise be made under the foregoing schedule. Any payments that are so delayed shall be paid in one lump sum in cash upon the date the delayed payments are made.”

6.	By adding a new Section 20.0 to the Agreement, as follows:

“20.0   ‘Administratively Practicable’ shall mean with respect to a payment event a date that is no later than thirty (30) days following the occurrence of the payment event; provided further, that if the thirty-day period straddles two (2) calendar years, the Company shall have the sole discretion as to when the payment is made within the thirty-day period.”

7.         Section 20.7 of the Agreement is deleted in its entirety and the following is substituted therefor:

"20.7 ‘Disability’ shall mean that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income placement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the service provider's employer."

8.         Section 20.8 of the Agreement is deleted in its entirety and the following is substituted therefor:

“20.8   ‘Early Retirement’ shall mean a voluntary Termination by the Executive on or after attaining age 55 but prior to attaining age 65.”

9.         Section 20.10 of the Agreement is deleted in its entirety and the following is substituted therefor:

“20.10 ‘Normal Retirement’ shall mean a voluntary Termination by the Executive on or after attaining age 65.”

10.       Section 20.11 of the Agreement is deleted in its entirety and the following is substituted therefor:

“20.11 ‘Qualified Termination’ shall mean, during the Term, any one of the following Termination events: (a) a voluntary Termination by the Executive for any reason within twelve (12) months following a Change of Control; or (b) a voluntary Termination by the Executive following a Change of Control for any one of the following reasons:

(i)        a reduction in the Executive’s then current Base Salary or a reduction in the Executive’s target bonus opportunity, expressed as a percentage of Base Salary;

(ii)       a failure to elect or reelect the Executive to the positions of Chief Executive Officer and Chairman of the Board of Directors;

(iii)      a material diminution in the Executive’s duties or responsibilities;

(iv)      a change in supervisory authority such that the Executive no longer reports directly to the Board of Directors of the Company;

(v)       a material diminution in the budget authority over which the Executive retains authority;

(vi)      a material change in the geographic location at which the Executive must perform his duties; or

(vii)     any other action or inaction that constitutes a material breach of the Agreement.”

11.	By adding new Section 20.11A to the Agreement, as follows:

“20.11A          ‘Termination’ For purposes of Section 4, Executive will have effected or experienced a Termination only if either (a) the Executive has ceased to perform any services for the Company and all affiliated companies that, together with the Company, constitute the “service recipient” within the meaning of Code Section 409A and the regulations thereunder (collectively, the “Service Recipient”) or (b) the level of bona fide services the Executive performs for the Service Recipient after a given date (whether as an employee or as an independent contractor) permanently decreases (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to reemployment with the Service Recipient under an applicable statute or by contract) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding 36-month period.”

12.	By adding new Appendix 3.2(b) to the Agreement, as follows:

“Appendix 3.2(b)

The target value of annual equity incentive award(s), determined as of the grant date, to be awarded to the Executive in each fiscal year during the Term commencing with the 2008 fiscal year shall be the sum of (a) plus (b) where:

(a) is the grant date value of equity incentive award(s) granted at target level for the immediately preceding fiscal year; and

(b) is the greater of:

(i) four percent (4%) multiplied by (a), or

(ii) the increase as may be recommended by the Company’s independent compensation consultants based upon peer group competitive market data.

In determining the ‘grant date value’ of awards to be granted pursuant to Section 3.2, the Company shall apply (1) the Black-Scholes pricing formula (or any successor formula) applied by the Company in expensing options for purposes of preparing its audited financial statements (for the fiscal quarter ending immediately prior to the grant date) in determining the value as of the date of grant of any option award(s); (2) the closing price of the Company’s common stock on the last business day immediately prior to the grant date as reported by the exchange on which the shares are then traded in determining the value as of the date of grant of any restricted stock award(s); and (3) the Black-Scholes pricing formula (or any successor formula) applied by the Company in expensing stock appreciation rights for purposes of preparing its audited financial statements (for the fiscal quarter ending immediately prior to the grant date) in determining the value as of the date of grant of any stock appreciation rights award(s).”

13.	By adding new Appendix 3.7 to the Agreement, as follows:

“Appendix 3.7

In accordance with Section 3.7 of this Agreement, if the Executive timely elects a lump sum form of payment under the Ruby Tuesday, Inc. Executive Supplemental Pension Plan, the lump sum amount shall be the amount as determined in accordance with this Appendix 3.7, as follows:

Effective Date of Retirement	Lump Sum Amount

Prior to June 3, 2008	$7,565,106
On or after June 3, 2008, but prior to June 2, 2009	$7,584,587
On or after June 2, 2009, but prior to June 19, 2010	$7,740,709

If the Executive’s effective date of retirement is later than the initial date identified in the applicable line of this Appendix 3.7 but before the initial date in the immediately succeeding line, the lump sum amount shall be an amount between the lump sum amounts indicated by such lines as determined by straight line interpolation.

If the effective date of retirement is on or after June 19, 2010, the provisions of the Ruby Tuesday, Inc. Executive Supplemental Pension Plan shall apply without regard to this Appendix 3.7.”

14.       Affirmation of Agreement. To the extent not amended herein, the remaining terms and conditions of the Agreement are ratified and reaffirmed.

IN WITNESS WHEREOF, the Company and the Executive have executed and delivered this Amendment as of the date first shown above.

COMPANY:

RUBY TUESDAY, INC. By: /s/ Marguerite N. Duffy Marguerite N. Duffy Senior Vice President & Chief Financial Officer	By: /s/ Stephen I. Sadove Stephen I. Sadove Chairman, Compensation & Stock Option Committee

EXECUTIVE:

/s/ Samuel E. Beall, III
SAMUEL E. BEALL, II

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